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                                                                    EXHIBIT 5.1



                   [Letterhead of Fulbright & Jaworski L.L.P.]


November 14, 2001

TEPPCO Partners, L.P.
2929 Allen Parkway
P.O. Box 2521
Houston, Texas  77252-2521

Dear Sirs:

              We have acted as counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the proposed offering by the Partnership of up to 6,325,000 units representing limited partner interests in the Partnership (the "Units"). We refer to registration statement on Form S-3 (Registration No. 333-66102) filed with the Securities and Exchange Commission by the Partnership on July 27, 2001, as supplemented by the Prospectus Supplement dated November 14, 2001 (as so supplemented, the "Registration Statement").

              As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examinations, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. Without limiting the foregoing, we have examined the Underwriting Agreement, dated November 14, 2001 (the "Underwriting Agreement"), among the Partnership and Lehman Brothers Inc.; Goldman, Sachs & Co.; UBS Warburg LLC; Banc of America Securities LLC; A.G. Edwards & Sons, Inc. and RBC Dain Rauscher Inc. (the "Underwriters").

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Units have been duly authorized by the Partnership for issuance, and the Partnership has full partnership power and authority to issue, sell and deliver the Units and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the federal laws of the United States of America, the laws of the State of Texas and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.


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TEPPCO Partners, L.P.
November 14, 2001
Page 2


         We hereby consent to both the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us in such Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,


                                          /s/ Fulbright & Jaworski L.L.P.
                                          -------------------------------
                                          Fulbright & Jaworski, L.L.P.